                                                               Exhibit 2.5

                                     LONGO TRUST

                               STOCK PURCHASE AGREEMENT

    STOCK PURCHASE AGREEMENT (the "Agreement") dated as of this 17th day of September, 1997, by and between The Robert J. and Andrea Longo Charitable Trust, with address at c/o Stephen C. Gilbert, Esq., P.C., P.O. Box 340, 66 MacCulloch Avenue, Morristown, New Jersey 07963 (the "Seller") and Compost America Holding Company, Inc., a New Jersey corporation, with principal place of business at 320 Grand Avenue, Englewood, New Jersey 07631 (the "Purchaser").

                                 W I T N E S S E T H:

    WHEREAS, the Seller is the beneficial and record owner of one hundred (100) of the issued and outstanding shares of common stock, no par value (the "Stock") of R. J. Longo Construction Co., Inc., a New Jersey corporation (the "Corporation"); and

    WHEREAS, the Seller desires to sell and the Purchaser desires to purchase the Stock upon the terms and subject to the conditions set forth herein.

    NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                     ARTICLE ONE

                              SALE AND PURCHASE OF STOCK

    1.01 Sale and Purchase of the Stock.   At the Closing (as hereafter
defined), the Seller shall sell, transfer, assign, convey



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and deliver to the Purchaser the Stock, free and clear of Liens (as hereinafter defined) and the Purchaser hereby agrees to purchase and acquire the Stock from the Seller, for the Purchase Price (as hereinafter defined).

    1.02 Purchase Price and Payment. The purchase price (the "Purchase Price") to be paid by the Purchaser to the Seller for the Stock shall be paid by the payment of the sum of Thirteen Million and 00/100 ($13,000,000.00) Dollars in immediately available funds at the Closing by wire transfer to a bank account which shall have been designated by the Seller in writing not less than seven days prior to the Closing Date.

    1.03 The Closing. Upon the terms and subject to the conditions contained in this Agreement, the transfer of the Stock by the Seller to the Purchaser and the payment by the Purchaser of the Purchase Price (the "Closing") shall take place no later than September 30, 1997, at 10:00 a.m. at the offices of Okin, Hollander & DeLuca, L.L.P., One Parker Plaza, Fort Lee, New Jersey, or at such other date, time or place as the parties shall mutually agree in writing (the "Closing Date"). No party hereto may declare time of the essence in connection with the Closing except on prior written notice to the other party delivered at least ten days before the requested Closing Date.

                                    ARTICLE TWO

                    REPRESENTATIONS AND WARRANTIES OF THE SELLER

    The Seller hereby represents and warrants to the Purchaser as follows:

    2.01 Ownership of Stock; Title.   The Seller is the owner of record and
beneficially of the Stock. The Stock is owned by the

Seller free and clear of any claim, levy, charge, pledge, hypothecation, trust, security interest, proxy, voting arrangement, conditional sale or title retention contract, or other encumbrance or restriction of any kind, including restrictions affecting voting rights, transferability or incidents of record or beneficial ownership (each of the foregoing being hereinafter individually referred to as a "Lien" and collectively, the "Liens"). The consummation of the sale of the Stock hereunder will convey to the Purchaser good, valid and marketable title to the Stock free and clear of all Liens. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of the Stock to which the Seller is a party or is bound. Except for this Agreement, there are no outstanding warrants, options, rights or agreements of any kind to acquire the Stock, or any portion of the Stock, from the Seller and all of the Stock is duly authorized, validly issued and fully paid and non-assessable.

    2.02 Authority.     The Seller has full power, legal right and authority to
execute and deliver this Agreement, to sell the Stock in accordance with the terms and subject to the conditions of this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action and no other proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Seller and, assuming this Agreement has been duly authorized, executed and delivered by the Purchaser, constitutes a valid and binding legal agreement of the Seller enforceable against the Seller in accordance with its terms. To the best of the Seller's knowledge: (i) except for the filing of any notice subsequent to the Closing that may be required under applicable federal and/or state securities laws (which, if required, shall be filed on a timely basis as may be so required), no consent, approval or authorization of, or declaration to, or filing with, any public body or governmental authority, domestic or foreign, is required for the valid authorization, execution, delivery and performance by the Seller of this Agreement or for the consummation by the Seller of the transactions contemplated by this Agreement; provided however, that no representation is made by the Seller with respect to any filing, permit, authorization, consent or approval, required by reason of the legal or regulatory status of the Purchaser or by reason of facts specifically pertaining to the Purchaser. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby will not: (i) result in a breach of, or constitute a default (with or without notice or lapse of time, or both) under, any provision of (a) the trust instrument under which the Seller was formed; (b) any debt instrument, indenture, mortgage agreement or other instrument or arrangement to which the Seller is a party or by which it is bound; or
(c) any judgment, order or decree by which the Seller is bound or affected; or (ii) result in the imposition of any Lien on the Stock.

    2.03 No Brokers. The Seller has not employed any broker or finder, nor incurred any liability for any investment banking fees, brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

    2.04 Disclosure. To the best of the Seller's knowledge, neither this Agreement nor any other written document, certificate, instrument or written statement furnished or made to the Purchaser by or on behalf of the Seller in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading.

    2.05 Survival of Representations and Warranties. The representations of the Seller contained in this Article II shall be complete, correct and true as of the date hereof and as of the date of Closing. Purchaser has entered into this Agreement based upon its own investigation, evaluations and forecasts and is not relying upon any representation or inducement which was or may have been made or implied by Seller or anyone acting on his behalf, except as expressly set forth in this Agreement or in that certain Stock Purchase Agreement (the "Stock Purchase Agreement") by and among the Purchaser, the Corporation and Robert J. Longo, executed and delivered simultaneously herewith, a copy of which is attached hereto as Schedule 2.05. None of the Article II representations and warranties shall survive the execution and delivery of this Agreement and the Closing Date.

                                   ARTICLE THREE

                  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

    The Purchaser represents and warrants to the Seller as follows:

    3.01 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

    3.02 Authorization. The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite corporate action by the Purchaser and no other proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate the transactions so contemplated.
This Agreement has been duly and validly executed and delivered by the Purchaser and assuming this Agreement has been duly authorized, executed and delivered by the Seller, constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby will not: result in a material breach of, or constitute a default (with or without notice or lapse of time, or both) under, any provision of (a) any debt instrument, indenture, mortgage agreement or other instrument or arrangement to which the Purchaser is a party or by which it is bound; or (b) any judgment, order or decree by which the Purchaser is bound or affected.

         3.03 No Brokers.    Except with respect to fees payable by the
Purchaser to Quirk Carson Peppet Inc., neither the Purchaser nor any of its officers, directors, employees or shareholders has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

    3.04 Consents or Approvals; No Violations. To the best of the Purchaser's knowledge: (i) except for the filing of any notice during the period subsequent to the date of this Agreement but before the Closing Date, or from and after the Closing Date, that may be required under applicable federal and/or state securities laws (which, if required, shall be filed on a timely basis as may be required), no consent, approval or authorization of, or declaration to, or filing with, any public body or governmental authority, domestic or foreign, is required for the valid authorization, execution, delivery and performance by the Purchaser of this Agreement or for the consummation by the Purchaser of the transactions contemplated by this Agreement; provided, however; that no representation is made by the Purchaser with respect to any filing, permit, authorization, consent or approval, required by reason of the legal or regulatory status of the Seller or by reason of facts specifically pertaining to it.

    3.05 Disclosure.    Neither this Agreement nor any other written document,
certificate, instrument or written statement furnished or made to the Seller by or on behalf of the Purchaser in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. The Purchaser hereby represents and warrants that it has consulted with its legal counsel and has determined that upon the execution of this Agreement by all parties hereto, it is required to disclose to the public, the Securities and Exchange Commission and any applicable state securities regulatory authority, as part of its ongoing disclosure obligations as a public company, the fact that the Purchaser has entered into this Agreement. Consistent with that obligation, the Purchaser has drafted a press release, attached hereto as Schedule 3.05, which meets the requirements of such disclosure obligation and hereby represents and warrants that it will not disseminate such press release to the public until the Seller has reviewed and approved it; provided, however, that such review and approval will not unreasonably delay the dissemination of such press release nor will it cause the Purchaser to violate its disclosure obligation as a public company.

    3.06 Acquisition for Investment.   The Purchaser is acquiring the Stock for
its own account for investment and not with a view to the distribution thereof so as to cause a violation of the Securities Act of 1933, as amended (the "Act"), or any rules or regulations promulgated thereunder, and agrees that it will not sell, transfer, distribute or otherwise dispose of any such Stock except pursuant to an effective registration statement under the Act or under an exemption from the registration requirements of the Act. The Purchaser understands and acknowledges that the Stock has not been registered under the Act.

    3.07 Insolvency. The Purchaser represents and warrants that: (i) it is not now insolvent and the execution and delivery by the Purchaser of this Agreement and the performance by it of any of the actions required by this Agreement will not render the Purchaser insolvent; (ii) the execution and delivery by the Purchaser of this Agreement and the performance by it of any of the actions required by this Agreement will not result in the property remaining in its hands to be unreasonably small capital; and (iii) the execution and delivery by the Purchaser of this Agreement and the performance by it of any of the actions required by this Agreement will not result in the Purchaser incurring any debts beyond its ability to pay. For purposes of this Section 3.07 "insolvent" shall mean insolvent within the meaning of any state or federal law relating to bankruptcy, insolvency, reorganization or relief of debtors.

    3.08 Litigation. The Purchaser represents and warrants that there are no actions, suits, arbitration proceedings or claims (whether or not purportedly on behalf of the Purchaser) pending, or to the knowledge of the Purchaser, threatened against or affecting the Purchaser or any of its properties, or maintained by the Purchaser, at law or in equity which if adversely determined
(i)
would impair the right or ability of the Purchaser to carry on its business substantially as now conducted; or (ii) would have a material adverse effect on the financial condition, operations, business or properties of the Purchaser, except as disclosed by the Purchaser on its most recent Form 10K filed with the Securities nd Exchange Commission. There are no proceedings pending, or to the knowledge of the Purchaser, threatened, which call into question the validity or the enforceability of this Agreement or the Stock Purchase Agreement. There is no action currently pending, anticipated or threatened pursuant to which the Purchaser has filed or will file a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction nor has it petitioned or applied to nor does it intend to petition or apply to, any tribunal for the appointment of any receiver, liquidator, assignee, custodian, sequestrator or any trustee for any substantial part of its property.

    3.09 Fraudulent Transfer. The execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of the transactions contemplated herein, will not result in a fraudulent transfer of the Purchaser's assets.

    3.10 Survival of Representations and Warranties. The representations and warranties of the Purchaser contained in this Article III shall be complete, correct and true as of the date hereof and/or the date of the Closing. The Seller has entered into this Agreement based upon its own investigation, evaluations and forecasts and is not relying upon any representation or inducement which was or may have been made or implied by the Purchaser or anyone acting on its behalf, except as expressly set forth in this Agreement. The representations and warranties of the Purchaser shall survive the execution and delivery of this Agreement and the Closing Date; provided however, that any claim by the Seller with respect to any breach of any such representation must be asserted on or before the first anniversary of the Closing Date or shall be deemed waived.

                                     ARTICLE FOUR

                               COVENANTS OF THE PARTIES

    4.01 Exclusivity. From the date hereof until September 30, 1997 or the earlier termination of this Agreement (the "Standstill Period"), the Seller will not solicit or negotiate in any way any offer from any other person or entity to purchase all or any part of the Stock. During the Standstill Period, the Seller will deal exclusively with the Purchaser with respect to the sale of the Stock and shall not enter into any written or oral agreement or understanding with respect to acquisition of the Stock.

    4.02 Confidentiality. Except as required by law or as the parties otherwise agree in writing, including, without limitation, the provisions of paragraph
3.05 of this Agreement, this Agreement will be kept strictly confidential, and neither the Purchaser nor the Seller nor any person on behalf of the Purchaser or the Seller shall disclose either the Purchaser's or the Seller's interest in this Agreement, or any of the terms and conditions thereof.

    4.03 Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to fulfill the conditions to the parties' obligations hereunder and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, making all required filings and applications and complying with or responding to any requests by governmental agencies and obtaining all consents, approvals, orders, waivers, licenses, permits and authorizations required in connection with the transactions contemplated hereby. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby.

    4.04 Public Announcements. The Seller and the Purchaser will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without the prior approval of the Purchaser or Seller, as the case may be, except as may be required by law.

     4.05 Breaches. If either party is aware prior to Closing, that the other party has breached any provisions of this Agreement, the non-breaching party shall give prompt written notice of such breach and an opportunity to cure such breach to the breaching party, or such breach shall be deemed waived. If any party is aware of a breach by any other party prior to the Closing, but nevertheless proceeds to Closing, such breach is deemed waived.

                                     ARTICLE FIVE

                                CONDITIONS TO CLOSING

    5.01 Conditions to the Seller's Obligations. The obligation of the Seller to consummate the transactions contemplated hereby at the Closing is subject to satisfaction or waiver by the Seller of the following conditions on or before the Closing Date:

         (a) the representations and warranties of the Purchaser contained herein shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of the date of this Agreement;

         (b) the Purchaser shall have entered into the Stock Purchase Agreement pursuant to which the Purchaser shall have agreed to acquire all of the issued and outstanding common stock of the Corporation owned by Robert J. Longo, on the terms and conditions contained in the Stock Purchase Agreement, and the closing of such transaction shall take place simultaneously with the Closing under this Agreement, it being the intention of the parties hereto that the Purchaser shall acquire all of the issued and outstanding common stock of the Corporation; provided, however, that the Seller shall have no obligation in any manner to arrange for, facilitate or cause the closing of the transactions under the Stock Purchase Agreement nor shall it have liability with respect to any of Longo's or the Corporation's obligations in respect thereto;

         (c) the Purchaser shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing;

         (d) the Seller shall have received a duly executed certificate of an authorized officer of the Purchaser to the effect that the conditions in paragraphs (a) and (c) have been satisfied;

         (e) the Purchaser shall have delivered to the Seller an opinion of Greenberg, Traurig, et. al., counsel to the Purchaser, substantially in the form of Schedule 5.01(e) hereto;

         (f) all corporate actions, proceedings, instruments and documents of the Purchaser required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for the Seller, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments, documents and opinions as it shall have reasonably requested;

         (g) the Stock Purchase Agreement shall have been executed and delivered by the parties thereto, shall be in full force and effect, and no material defaults shall exist thereunder on the part of any party thereto; and

         (h)  the Purchaser shall have tendered to the Seller the Purchase
Price.

    5.02 Deliveries by the Seller.     At the Closing, the Seller will deliver
the following to the Purchaser:

         (a) One or more certificates representing the Stock, accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer, and any other documents that are necessary to transfer to the Purchaser good title to all the Stock free and clear of all Liens;

         (b) An opinion of Stephen C. Gilbert, Esq., counsel to the Seller, substantially in the form attached hereto as Schedule 5.02(b); and

         (c) All other documents, instruments and writings required to be delivered by the Seller at/or prior to the Closing Date pursuant to this Agreement.

         5.03 Conditions to the Purchaser's Obligations. The obligations of the Purchaser to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction or waiver by the Purchaser of the following conditions on or before the Closing Date:

         (a) the representations and warranties of the Seller contained herein shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of the date of this Agreement;

         (b) the Purchaser shall have entered into the Stock Purchase Agreement and the closing of the Purchaser's acquisition of all of the issued and outstanding common stock of the Corporation owned by Longo shall take place simultaneously with the Closing under this Agreement;

         (c) the Seller shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by him on or prior to the Closing;

         (d) the Purchaser shall have received a duly executed certificate from the Seller to the effect that the conditions in paragraphs (a) and (c) have been satisfied;

         (e) the Seller shall have delivered to the Purchaser an opinion of Stephen C. Gilbert, Esq., counsel to the Seller, substantially in the form of
Schedule 5.02 (b) hereto;

         (f) the Seller shall have delivered to the Purchaser certificates representing all of the Stock, accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer, in each case, endorsed or executed by the Seller; and

         (g) all actions, proceedings, instruments and documents of the Seller required to carry out the transactions contemplated by this Agreement or incidental thereto, and all other related legal matters shall be reasonably satisfactory to counsel for the Purchaser, and such counsel shall have been furnished with such certified copies of such actions and proceedings and such other instruments, documents and opinions as it shall have reasonably requested.

    5.04 Deliveries by the Purchaser. At the Closing, the Purchaser will deliver the following to the Seller:

         (a) The Purchase Price;

         (b) Certified copies of the resolutions, duly adopted by the Board of Directors of the Purchaser, authorizing the execution, delivery and performance of this Agreement;

         (c) An opinion of Greenberg, Traurig, et. al., counsel to the Purchaser, substantially in the form attached hereto as Schedule 5.01(e); and

         (d) All other documents, instruments and writings required to be delivered by the Purchaser at or prior to the Closing Date pursuant to this Agreement.

                                     ARTICLE SIX

                             TERMINATION AND ABANDONMENT

    6.01 Termination. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the Purchaser and the Seller.

    6.02 Effect of Termination.   In the event of termination of this Agreement
and abandonment of the transactions contemplated hereby by the parties hereto pursuant to Section 6.01 hereto, this Agreement shall forthwith become null and void and of no further effect, without any liability on the part of any party or its directors, officers, partners, Affiliates, employees, agents or security holders, other than as provided in Article VII hereof, and the obligation of the parties hereto to return to the other parties any documents received in connection with the transactions contemplated herein. No party to this Agreement shall make any claim for damages against the other with respect to this Agreement and the parties hereto acknowledge and agree that their right to damages, if any, shall be limited to those damages expressly provided for in the Stock Purchase Agreement.

                                    ARTICLE SEVEN

                               MISCELLANEOUS PROVISIONS



    7.01 Amendment and Modification. This Agreement may be amended or modified at any time by the parties hereto, pursuant to an instrument in writing signed by the Purchaser and the Seller.

    7.02 Extension; Waiver. At any time prior to the Closing Date, the party entitled to the benefit of any respective term or provision hereof may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party entitled to the benefits of such extended or waived term or provision.

    7.03 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and (b) shall not be assigned, by operation of law or otherwise by a party hereto, without the prior written consent of the other party.

    7.04 Validity. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not effect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    7.05 Expenses. Whether or not this Agreement and the transactions contemplated hereby are consummated, and except as otherwise expressly set forth herein, all costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

    7.06 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

    7.07 Successors, Assigns, etc. This Agreement is binding upon the parties and their heirs, personal representatives, successors and assigns, as the case may be.

    7.08 Governing Law; Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey without regard to principles of conflict of laws. The parties agree that any disputes and matters arising from this agreement shall be brought before the Superior Court of New Jersey or, if federal jurisdiction exists, before the United States Court for the District of New Jersey, and each party agrees to submit to the jurisdiction of said courts, and to waive any defenses based upon grounds of lack of jurisdiction, improper venue or convenience.

    7.09 Severability. If any part of this Agreement is declared to be invalid or unenforceable, then such invalidity or unenforceability shall not affect the remainder of this Agreement which shall continue in full force and effect.


    7.10 Notices. Unless otherwise provided herein, all notices, demands, requests, consents or other communications required or permitted to be given or made under this Agreement shall be made in writing and signed by the party giving the same and shall be deemed to have been given or made when hand delivered or mailed by United States certified mail, return receipt requested, postage prepaid, to the following addresses or to any other addresses of which all parties are notified in writing:

    If to the Seller:

         The Robert J. and Andrea Longo Charitable Trust
         c/o Stephen C. Gilbert, Esq.
            66 MacCulloch Avenue Box 340
            Morristown, New Jersey 07963

    copy to:

         Stephen C. Gilbert, Esq.
            66 MacCulloch Avenue Box 340
            Morristown, New Jersey 07963

    If to the Purchaser:

         Mr. Roger Tuttle, President
            Compost America Holding Company, Inc.
         320 Grand Avenue
            Englewood, New Jersey 07631

    copy to:

         Theodore Mason, Esq.
            Greenberg, Traurig
            2050 One Commerce Square
            Philadelphia, Pa. 19103

    7.11 Headings. The subject headings of the sections and subsections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

    7.12 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its Affiliates and nothing in this Agreement, express or implied, is intended by or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

    7.13 No Waivers. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy.

    7.14 Mutual Releases. The Purchaser and the Seller shall have executed and delivered to each other, general releases, substantially in the form of Schedule
8.15 hereto, for contractual claims occurring prior to the Closing Date, in favor of each other and their respective past or present employees, officers, trustees, shareholders, and Affiliates, except for obligations arising under this Agreement.

    7.15. Independent Counsel. The parties hereto have each been represented by and consulted with their own respective independent counsel and have resolved with such counsel any questions they may have had as to the meaning, effect or interpretation of this Agreement and the Schedules thereto. The decision of the parties to enter into this Agreement is a fully informed decision, and the parties are aware of all legal and other ramifications of such decision.

    7.16 Construction. In all events, relative words in the singular shall include the plural and the masculine gender shall include the feminine and neuter (and vice versa) whenever the context so requires. The parties hereto agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against either party. Any controversy over the construction of this Agreement shall be decided neutrally, in light of its purposes, and without regard to events of authorship or negotiation.

    7.17 Further Assurances. The parties hereto agree to execute and deliver such further instruments and to perform any acts that may be necessary or reasonably requested in order to give full effect to this Agreement. Each party, in order to carry out this Agreement, shall use all reasonable efforts to provide such information, execute such further instruments and documents and take such actions as may be reasonably requested by the other and not inconsistent with the provisions of this Agreement and not involving the assumption of obligations or liabilities different from or in excess or in addition to those expressly provided for herein.

    7.18 Waiver of Trial by Jury. The Purchaser and the Seller in any litigation (whether or not arising out of or relating to this Agreement or any other obligation owed by them) in which the Purchaser or the Seller shall be adverse parties, hereby voluntarily, knowingly and irrevocably waive any constitutional or other right each may have to a trial by jury.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.

WITNESS:                     The Robert J. and Andrea Longo
                             Charitable Trust

________________________          By:__________________________
                                       , Trustee

ATTEST:                      Compost America Holding Company, Inc.

_______________________           By:_______________________

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                               Roger E. Tuttle, President

                             November 3, 1997


Compost America Holding Company, Inc.
320 Grand Avenue
Englewood, New Jersey 07631

Gentlemen:

    We have acted as special counsel to Robert J. Longo (the "Seller") and R.J. Longo Construction Co., Inc. (the "Corporation") in connection with the preparation, authorization, execution and delivery of, and the consummation of the transactions contemplated by the Stock Purchase Agreement (the "Stock Purchase Agreement") dated September 17, 1997, by and among the Seller, the Corporation and Compost America Holding Company, Inc. (the "Purchaser") as the same has been amended by three subsequent amendments thereto. The Seller is the owner of fifty (50%) percent of the stock of the Corporation. The remaining fifty (50%) percent of the stock of the Corporation is owned by The Robert J. and Andrea Longo Charitable Trust (the "Trust"). Terms defined in the Stock Purchase Agreement and not otherwise defined herein are used herein with the meanings so defined in the Stock Purchase Agreement.

    In so acting, we have examined originals or copies certified or otherwise identified to our satisfaction, of the Stock Purchase Agreement and the Exhibits thereto (such documents being collectively referred to herein as the "Seller's Documents") and such records, corporate records, agreements, documents and other instruments, and such certificates or comparable documents of the Seller and officers and representatives of the Corporation and have made such inquiries of the Seller and such officers and representatives of the Corporation as we deemed relevant and necessary as a basis for the opinions hereinafter set forth.

    In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or


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Compost America Holding Company, Inc.
November 3, 1997
Page 2



comparable documents of Seller or officers and representatives of the Corporation and upon the representations and warranties of the Seller and the Corporation contained in the Stock Purchase Agreement.

    Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

    1.   The Seller is an individual who resides in the State of New Jersey.

    2. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

    3. The Seller has the requisite power and authority to execute and deliver the Seller's Documents to which he is a party and to perform his respective obligations thereunder. The Seller's Documents to which the Seller is a party have been duly and validly executed and delivered by the Seller and (assuming the due authorization, execution and delivery thereof by Purchaser) constitute the valid and binding obligation of the Seller enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and subject to the qualification that we express no opinion with respect to those provisions of the employment agreement of the Seller regarding specific performance thereof (Section 15) and the restrictive covenant provisions (Sections 13, 14 and 15) contained therein.

    4. The Corporation has the requisite corporate power and authority to execute and deliver the Seller's Documents to which it is a party and to perform its respective obligations thereunder. The execution, delivery and performance by the Corporation of the Seller's Documents to which it is a party and the consummation by the Corporation of the transactions contemplated thereby have been duly authorized by the necessary corporate action on the part of the Corporation. The Seller's Documents to which the Corporation is a party have been duly and validly executed and delivered by the Corporation and (assuming the due authorization, execution and delivery thereof by Purchaser) constitute the valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and

Compost America Holding Company, Inc.
November 3, 1997
Page 3


remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

    5. The execution and delivery of the Seller's Documents, the consummation of the transactions contemplated thereby and compliance by the Seller and the Corporation with any of the material provisions thereof will not materially conflict with, constitute a material default under or materially violate (i) any of the terms, conditions or provisions of the certificate of incorporation or bylaws of the Corporation; (ii) to the best of our knowledge based upon the matters disclosed in the representations and warranties of the Seller and the Corporation contained in the Stock Purchase Agreement, any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on the Seller or the Corporation; and (iii) to the best of our knowledge (except as otherwise disclosed in the Stock Purchase Agreement), any of the agreements which are described in Schedule 4.01 of that certain Stock Purchase Agreement between the Purchaser and Wasteco Ventures Limited ("Wasteco"), dated as of November 3, 1997 (the "Wasteco Agreement"), other than the New York Contract as to which we express no opinion.

    6. To the best of our knowledge after inquiry of the Seller, but without any independent investigation, no consent, approval, waiver, license or authorization or other action by or filing with any New Jersey or federal governmental authority is required in connection with the execution and delivery by the Seller and the Corporation of the Seller's Documents or the consummation by the Seller and the Corporation of the transactions contemplated thereby, except for federal and state securities or blue sky laws, as to which we express no opinion. We express no opinion with respect to the sale by the Trust of its stock in the Corporation. We express no opinion regarding the due authorization of any securities issued in connection with the Stock Purchase Agreement, the marketability of any such securities or the Purchaser's compliance with applicable securities laws in connection therewith. We express no opinion and assume no responsibility with respect to any financial statements or other financial data regarding the Seller or the Corporation which has been delivered by or on behalf of the Seller or the Corporation. We have not conducted an audit or investigation of the representations or warranties of Seller or Corporation as set forth in the Seller's Documents, the assets, liabilities, operation or affairs of the Seller or the Corporation and we do not render any opinion in connection therewith; however, in the course of our representation of the Seller and the Corporation nothing has come to our actual knowledge that has caused us to determine that any of the representations or warranties of the Seller or the Corporation are untrue. This



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Compost America Holding Company, Inc.
November 3, 1997
Page 4


opinion is limited to matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. We express no opinion as to circumstances which may occur subsequent to the date hereof.

    The opinions herein are limited to and based upon the laws of the State of New Jersey and the federal laws of the United States as of the date hereof and are subject to any amendment, repeal or other modification of the applicable laws that serve as the basis of our opinion, or laws or judicial decisions hereinafter enacted or rendered. Our engagement with respect to this opinion does not require and shall not be construed to require or constitute a continuing obligation on our part to notify or inform the addressee hereof or any other party of the amendment, repeal or other modification of the applicable laws or judicial decisions that served as the basis for our opinion or laws or judicial decisions hereinafter enacted or rendered which impact on our opinion. We have not examined and we do not express any opinion as to the laws of any other jurisdiction, whether applicable directly or through New Jersey law.

    This opinion is rendered solely for your benefit in connection with the transactions described above. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent, except that this opinion may be disclosed to and relied upon by Wasteco solely in connection with the closing of the Wasteco Agreement.

                             Very truly yours,

                             OKIN, HOLLANDER & DeLUCA, L.L.P.